Exhibit 99.1

IN THE
UNITED STATES COURT OF APPEALS
FOR THE DISTRICT OF COLUMBIA CIRCUIT

No. 04-

MYLAN LABORATORIES INC., et al.,
           Petitioners,

v.

UNITED STATES FOOD AND DRUG ADMINISTRATION, et al.,
           Respondents.

ON PETITION FOR REVIEW OF AN AGENCY ORDER

PETITIONERS’ MOTION FOR A STAY
AND EMERGENCY RELIEF PENDING APPEAL

E. Anthony Figg (Bar # 345124)
Joseph A. Hynds (Bar # 440464)
ROTHWELL, FIGG, ERNST & MANBECK P.C.
1425 K Street, N. W., Suite 800
Washington, D.C. 20005
(202) 783 6040

Counsel for Petitioners,
Mylan Laboratories Inc.,
Mylan Technologies Inc., and
Mylan Pharmaceuticals Inc.

July 1, 2004

TABLE OF CONTENTS

INTRODUCTION		1

THIS COURT HAS JURISDICTION		2

BACKGROUND		3

A.	The Hatch-Waxman Amendments	3

B.	FDA Granted Final Approval of Mylan’s ANDA on November 21, 2003	5

C.	Withdrawal of An Approved ANDA Under 21 U.S.C. § 355(e)	6

D.	FDA Withdrew Final Approval of Mylan’s ANDA on June 22, 2004	6

LEGAL STANDARD FOR EMERGENCY RELIEF		7

ARGUMENT		8

I. MYLAN HAS A HIGH LIKELIHOOD OF SUCCESS ON THE MERITS		8

A.	FDA’s Determination to Withdraw Mylan’s Final Approval Violates the Express Language of 21 U.S.C. § 355(e)	8

	1. Mylan Had Effective Final Approval of its ANDA as of November 21, 2003	8

	2. Section 355(e) Governs FDA’s Withdrawal of Mylan’s November 21, 2003 Final Approval	9

B.	FDA’s Action Deprived Mylan Of Its Opportunity To Be Heard	10

C.	FDA’s Determination to Withdraw Mylan’s Final Approval Pursuant to the Vermont Court’s Decision Applying the Patent Laws is Contrary to Law	11

II. MYLAN WILL SUFFER IRREPARABLE HARM ABSENT AN EMERGENCY STAY FROM THIS COURT		15

III. NEITHER ALZA NOR FDA WILL SUFFER SUBSTANTIAL HARM IF THE EMERGENCY STAY IS GRANTED	19

IV. THE PUBLIC INTEREST FAVORS GRANT OF AN EMERGENCY STAY IN THIS CASE	19

CONCLUSION	20

TABLE OF AUTHORITIES

Cases

American Bioscience, Inc. v. Thompson, 269 F.3d 1077 (D.C. Cir. 2001)	12

Barr Labs. Inc. v. Thompson, 238 F. Supp. 2d 236 (D.D.C. 1997)	8

Cronin v. U.S.D.A., 919 F.2d 439 (7th Cir. 1990)	7

Cuomo v. U.S. Nuclear Regulatory Comm’n, 772 F.2d 972 (D.C. Cir. 1985)	7

Eli Lilly & Co. v. Medtronic, Inc., 496 U.S. 661 (1990)	4

In re Barr Labs. Inc., 930 F.2d 72 (D.C. Cir.), cert. denied, 502 U.S. 906 (1991)	3

Ohio v. Nuclear Regulatory Comm’n, 812 F.2d 288 (6th Cir. 1987)	8

Virginia Petroleum Jobbers Ass’n v. Fed. Power Comm’n, 259 F.2d 921 (D.C. Cir. 1958)	7

Weinberger v. Hynson, Westcott & Dunning, Inc., 412 U.S. 609 (1973)	9, 10

Statutes

21 C.F.R. § 314.200	10, 11

21 U.S.C. § 355(e)	1, 2, 6-10, 13-15

21 U.S.C. § 355(h)	7

21 U.S.C. § 355(j)	3

21 U.S.C. § 355(j)(2)	3-5, 19

21 U.S.C. § 355(j)(5)	4-6, 8

21 U.S.C. §355(h)	2

35 U.S.C. § 271(e)(2)	4

35 U.S.C. § 271(e)(4)	2, 11-15

     Pursuant to Fed. R. App. P. 18, Petitioners, Mylan Laboratories Inc., Mylan Technologies Inc., and Mylan Pharmaceuticals Inc. (collectively, “Mylan”), respectfully request that the Court enter an emergency stay of FDA’s June 22, 2004 order withdrawing final approval of Mylan’s abbreviated new drug application (“ANDA”) for Mylan’s generic fentanyl product, pending Mylan’s appeal of that order. Mylan also requests an expedited briefing schedule for its Rule 18 motion with Oppositions to be served on or before 4:00 p.m. on July 12, 2004; and that Petitioners’ reply to be served and filed by 4:00 p.m. on July 14, 2004. Mylan respectfully submits that it requires a decision on its emergency stay motion prior to July 24, 2004. Also for reasons stated herein, Mylan did not file a motion to stay with Respondent, U.S. Food and Drug Administration (“FDA”), as such motion would have been impracticable and futile.

INTRODUCTION

     Mylan’s ANDA received final FDA approval on November 21, 2003. That final approval provided Mylan with a fully-vested right to market its generic fentanyl product. In a final decision letter dated June 22, 2004, FDA withdrew Mylan’s final approval and converted it to a so-called “tentative approval.” This withdrawal violated applicable provisions of the Federal Food, Drug and Cosmetic Act (“FDCA”) and governing FDA regulations. The result of FDA’s improper order, if not stayed, will be to prevent Mylan from commencing marketing its fentanyl transdermal product on July 24, 2004, the day following expiration of Alza Corporation’s (“Alza”) U.S. Patent No. 4,588,580 (“the ’580 patent”). If Mylan’s request for an emergency stay is not granted, Mylan – and the public – will be irreparably harmed, as Mylan will irretrievably lose market share and substantial revenues, and the public will be deprived of a low- cost generic alternative to Alza’s Duragesic® fentanyl product.

     Congress set forth in the FDCA (21 U.S.C. § 355(e)) specific conditions and procedures by which the agency may withdraw an approval. The FDA does not dispute that none of those conditions justifies withdrawal of Mylan’s approval and that the procedural safeguards were not followed. Instead, FDA contends that a provision of the patent statute (35 U.S.C. § 271(e)(4)) “in essence” justifies the agency’s action. As explained below, FDA’s reliance on the patent statute to justify its revocation is meritless. That statute – by its express and unambiguous language – merely addresses the date on which Mylan’s final approval becomes effective. It does not authorize withdrawal of that approval. Indeed, it is irrational to conclude that Congress intended that a provision of the patent statute would abrogate a provision of the FDCA that sets forth specific conditions – none of which are present here – for withdrawal of an approval.

     FDA’s decision to withdraw Mylan’s final approval is improper. It delays Mylan’s market entry and denies Mylan generic market exclusivity to which it is entitled. It also extends an ongoing monopoly by a pharmaceutical manufacturer, Alza, on fentanyl transdermal systems, causing irreparable harm to Mylan and the public. FDA’s actions are contrary to the law and to FDA’s own governing regulations.

     For these and other reasons that follow, Mylan hereby petitions the Court to enter an emergency stay of FDA’s June 22, 2004 Order withdrawing Mylan’s final approval on the grounds that FDA’s withdrawal exceeded its statutory authority under 21 U.S.C. § 355(e).

THIS COURT HAS JURISDICTION

     FDA’s action in this case can be nothing except a withdrawal of an approved drug application, despite the fact that FDA intentionally refrained from making § 355(e) the statutory basis for its withdrawal of Mylan’s final approval. Accordingly, this Court has original jurisdiction to review FDA’s order pursuant to 21 U.S.C. §355(h). Section 355(h) permits an appeal to this Court from an order of the Secretary refusing or withdrawing approval of an ANDA.1

BACKGROUND

     A. The Hatch-Waxman Amendments

     The procedures for obtaining FDA approval of generic drugs are set forth in the Hatch- Waxman Amendments. See 21 U.S.C. § 355(j). In enacting these statutory amendments, Congress recognized a strong public interest in stimulating generic competition for brand name patented drugs immediately upon expiration of relevant patents. Indeed, a driving force behind the enactment of Hatch-Waxman was “to get generic drugs into the hands of patients at reasonable prices —fast.” In re Barr Labs. Inc., 930 F.2d 72, 76 (D.C. Cir.), cert. denied, 502 U.S. 906 (1991).

     The ANDA process accomplished this mandate by providing a shortened review period in which an ANDA applicant could demonstrate its product’s safety and effectiveness based on an already approved drug (the “listed” drug). Thus, the ANDA applicant would not have to conduct separate, extensive clinical trials for the generic drug. Id.

     In addition to providing requisite data and information, the Hatch-Waxman Amendments require an ANDA to contain, among other things, one of the following certifications with respect to any patent listed in FDA’s “Orange Book”2 for the listed drug:

(I)	that such patent information has not been filed [i.e., listed in the Orange Book];

(II)	that the patent has expired;

(III)	that the patent will expire on a particular date and the ANDA applicant will not attempt to market the drug prior to the date of patent expiration; or

(IV)	that the patent is invalid or will not be infringed by the manufacture, use, or sale of the drug for which approval is being sought.

21 U.S.C. § 355(j)(2)(A)(vii)(I)-(IV).

     When an ANDA contains a paragraph IV certification, the date on which the application can be approved is determined by certain events specified in the statute.3 An ANDA applicant filing a paragraph IV certification is required to give notice to the NDA holder containing a detailed explanation of the factual and legal bases for its certification that the patent is invalid or not infringed. 21 U.S.C. § 355(j)(2)(B). The NDA holder’s receipt of the notice of certification triggers the beginning of a 45-day period during which the NDA holder may avail itself of certain benefits of the Hatch-Waxman Amendments. Specifically, if the patent owner or NDA holder files a lawsuit against the ANDA applicant to challenge the paragraph IV certification within 45 days, then an automatic 30-month stay of approval goes into effect. During the stay, FDA is prohibited from approving the ANDA until the expiration of that 30-month period or a court decision, whichever is earlier, subject to modification by the court. 21 U.S.C. § 355(j)(5)(B)(iii).

     If, however, the NDA holder does not file suit against the ANDA applicant within 45 days of receiving the notice letter, approval of the ANDA shall be made effective immediately (i.e., final approval). The statute states in relevant part:

     The approval of an application submitted under paragraph (2) shall be made effective on the last applicable date determined under the following:

     (i) If the applicant only made a certification described in subclause (I) or (II) of paragraph (2)(A)(vii) or in both such subclauses, the approval may be made effective immediately.

     (ii) If the applicant made a certification described in subclause (III) of paragraph (2)(A)(vii), the approval may be made effective on the date certified under subclause (III).

     (iii) If the applicant made a certification described in subclause (IV) of paragraph (2)(A)(vii), the approval shall be made effective immediately unless an action is brought for infringement of a patent which is the subject of the certification before the expiration of forty-five days from the date the notice provided under paragraph (2)(B)(i) is received.

21 U.S.C. § 355(j)(5)(B)(iii) (emphasis added).4

     When an ANDA receives final approval, the ANDA holder obtains a fully vested right to market its product, and may begin commercial marketing of its generic drug product.

     B. FDA Granted Final Approval of Mylan’s ANDA on November 21, 2003

     In November 2001, Mylan filed ANDA 76-258 seeking approval to market a generic version of Alza’s Duragesic® Fentanyl transdermal product. Mylan’s ANDA contained a paragraph IV certification with respect to Alza’s ’580 patent listed in the FDA’s Orange Book for Duragesic®. Consequently, Mylan was required to send a notice of paragraph IV certification to Alza. See 21 U.S.C. § 355(j)(2)(A)(vii)(IV). On December 6, 2001, Mylan sent a notice letter to Alza providing detailed reasons why Mylan’s generic product did not infringe any valid claim of Alza’s ’580 patent.5

When Alza received Mylan’s notice that it had filed an ANDA seeking approval to market its fentanyl patch before expiration of Alza’s patent, Alza had a decision to make. It could have sued Mylan for patent infringement within 45-days after receiving Mylan’s Paragraph IV notice, thereby securing a 30-month stay. Alza did not. Instead, it sued after the 45-day window elapsed in the U.S. District Court for the District of Vermont.

     Because Alza did not sue Mylan within 45 days after receiving Mylan’s paragraph IV notice, Alza could not avail itself of the 30-month stay under Hatch-Waxman. Consequently, Mylan’s ANDA became approvable “immediately“ upon FDA’s satisfaction with the safety and efficacy of Mylan’s product. 21 U.S.C. § 355(j)(5)(B)(iii). FDA concluded that Mylan’s product is safe, effective and bioequivalent to Duragesic® and granted final approval of Mylan’s ANDA on November 21, 2003. See Declaration of C. Nichole Gifford (“Gifford Decl.”) Ex. 1. That final approval provided Mylan with a fully-vested right to market its generic fentanyl transdermal product without effective delay.

     C. Withdrawal of An Approved ANDA Under 21 U.S.C. § 355(e)

     FDA’s sole statutory authority for withdrawing approval of an ANDA is set forth in 21 U.S.C. § 355(e) of the FDCA. Section 355(e) enumerates very limited circumstances related to public safety in which the FDA may withdraw approval. These are:

     (1) clinical or other experience, tests, or other scientific data showing the drug is unsafe;

     (2) a lack of substantial evidence that the drug will have the effect it purports or is represented to have;

     (3) the patent information required by the Hatch-Waxman Amendments was not filed within the specified time;

     (4) the application contains any untrue statement of a material fact;

     (5) failure to establish or maintain a system for maintaining required records in accordance with FDA regulations;

     (6) evidence that the methods used in, or the facilities and controls used for, the manufacture, processing, and packing of the drug are inadequate to assure and preserve its identity, strength, quality and purity; or

     (7) evidence that the drug’s labeling is false or misleading.

21 U.S.C. § 355(e) (2004). It is indisputable that none of these conditions applies to Mylan’s ANDA.

     D. FDA Withdrew Final Approval of Mylan’s ANDA on June 22, 2004

     In a letter dated June 22, 2004, FDA issued a final administrative decision concluding that the final approval of Mylan’s ANDA had been withdrawn. Gifford Decl. Ex. 2. FDA did not base its withdrawal of Mylan’s ANDA on § 355(e). Instead, FDA contended that an order of the U.S. District Court for the District of Vermont in a patent infringement litigation between Mylan and Alza “in essence” withdrew Mylan’s final approval and that FDA was not required to comply with the withdrawal provisions of 21 U.S.C. § 355(e). Id. at p. 12 n. 10. In a second letter dated June 22, 2004, FDA also informed Mylan that Mylan’s final approval had been “rescinded,” that the status of Mylan’s ANDA had been changed from final approval to a “tentative approval,” and that Mylan would have to request a final approval again before final approval would be restored. Gifford Decl. Ex. 3 (June 22, 2004 letter from Gary J. Buehler to William E. Brochu), p. 1.6

LEGAL STANDARD FOR EMERGENCY RELIEF

     Determination of whether an emergency stay of an agency’s order is warranted is based on an analysis of four factors: (1) the likelihood that the party seeking the stay will prevail on the merits of the appeal; (2) the likelihood that the moving party will be irreparably harmed absent a stay; (3) the prospect that others will be harmed if the court grants the stay; and (4) the public interest in granting the stay. Cuomo v. U.S. Nuclear Regulatory Comm’n, 772 F.2d 972, 974 (D.C. Cir. 1985); Virginia Petroleum Jobbers Ass’n v. Fed. Power Comm’n, 259 F.2d 921, 925 (D.C. Cir. 1958). These factors are the same ones considered in evaluating the granting of a preliminary injunction. See Cronin v. U.S.D.A., 919 F.2d 439, 446 (7th Cir. 1990). A party need not establish all four factors in order to prevail. Rather, the court may balance a party’s showing in these four areas in deciding whether to grant an emergency motion to stay. See Ohio v. Nuclear Regulatory Comm’n, 812 F.2d 288, 290 (6th Cir. 1987). All four factors are met here, and Mylan is entitled to an emergency stay of FDA’s decision revoking Mylan’s final approval pending review on appeal.

ARGUMENT

I. MYLAN HAS A HIGH LIKELIHOOD OF SUCCESS ON THE MERITS

     FDA’s withdrawal of approval is contrary to law. First, the only statutory authority for revoking a final approval is 21 U.S.C. § 355(e) – which indisputably does not and cannot apply to Mylan’s ANDA. Second, FDA’s argument that the Vermont District Court’s order delaying the date on which Mylan could begin selling its approved generic product somehow revoked Mylan’s ANDA approval has no basis in the law and is contrary to the FDCA.

     A. FDA’s Determination to Withdraw Mylan’s Final Approval Violates the Express Language of 21 U.S.C. § 355(e)

     1. Mylan Had Effective Final Approval of its ANDA as of November 21, 2003

     It is undisputed that FDA granted final approval of Mylan’s ANDA on November 21, 2003. Accordingly, Mylan’s right to market its fentanyl patch vested immediately upon receipt of final approval of the ANDA. See Barr Labs. Inc. v. Thompson, 238 F. Supp. 2d 236, 246 (D.D.C. 1997) (“[w]hile certain benefits may flow even from ANDA approvals with delayed effective dates, they are in no sense tantamount to the benefits accruing when NDAs or ANDAs are approved with immediate effective dates.”). Moreover, in direct contrast to FDA’s position, the court in Barr held that "[o]nce an application is approved, the FDA can only withdraw approval pursuant to 21 U.S.C. § 355(e).” Id. at 243.

     Mylan obtained final approval of its ANDA after Alza failed to file suit within 45 days of receiving Mylan’s paragraph IV certification notice. Final approval resulting from the innovator’s failure to file suit within the 45-day statutory time frame is immediate approval without delay, i.e., final approval in that the generic can market its product immediately. Once FDA has granted final approval of an ANDA, FDA’s statutory mission in the approval process is complete. That is, once the approval of the ANDA becomes effective, then FDA has discharged its statutory responsibility with respect to making the approval of the generic drug effective. Congress recognized that withdrawing a finally approved ANDA would have serious ramifications to an ANDA holder’s vested right to market its product and to the public. As a result, Congress intentionally limited FDA’s power to withdraw approved applications to narrow situations related to public safety. 21 U.S.C. § 355(e).

     2. Section 355(e) Governs FDA’s Withdrawal of Mylan’s November 21, 2003 Final Approval

     FDA’s letter dated June 22, 2004 rescinding Mylan’s November 21, 2003 final approval is clearly a “withdrawal of approval” within the scope of 355(e), the statute governing when FDA may withdraw approval. In Weinberger v. Hynson et al., 412 U.S. 609 (1973), the Supreme Court explains that an alteration of an approval status constitutes a “withdrawal of approval.” (emphasis added). In interpreting the scope of § 505(e), now § 355(e), the Court stated that the statute “did not provide any mechanism other than the Commissioner’s suspension authority under Sec. 505(e), whereby an NDA once effective could cease to be effective.” Id. at 633. According to the Court, “Sec. 505(e) leads to the conclusion that an NDA remains effective unless it is suspended. That section empowers FDA to withdraw approval of an NDA whenever new evidence comes to light suggesting that the drug has become unsafe, whether or not the drug was generally recognized as safe in the interim.” Id.

     In the present case, FDA’S changing of Mylan’s November 21, 2003 final approval to a tentative approval constitutes a “withdrawal of approval” of an application under section 355(e). Applying the Court’s language in Weinberger, Mylan’s ANDA was “once effective” and now “cease[s] to be effective,” in that Mylan cannot market its generic drug product. Here, FDA has altered Mylan’s approval such that Mylan is no longer permitted to market its drug, a right Mylan previously obtained from FDA when Alza failed to bring suit against Mylan within the 45-day time frame and FDA concluded that Mylan’s drug is safe and effective. Thus, FDA’s action constituted a “withdrawal” of Mylan’s November 21, 2003 final approval.

     Consequently, FDA’s June 22, 2004 letter effectively withdrew Mylan’s November 21, 2003 final approval, thereby bringing FDA’s action within the scope of § 355(e). Here, however, FDA’s withdrawal of Mylan’s November 21, 2003 final approval was not based on any of the allowed reasons under the statute. As such, FDA had no basis for withdrawing Mylan’s November 21, 2003 final approval.

     B. FDA’s Action Deprived Mylan Of Its Opportunity To Be Heard

     In addition to enumerating specific conditions for withdrawal, FDA must give “due notice and opportunity for hearing to the applicant” before it can withdraw its approval of an ANDA under § 355(e). See Weinberger v. Hynson, Westcott & Dunning, Inc., 412 U.S. 609, 620 (1973).

     The opportunity for due notice and opportunity for hearing is an important statutory right enacted to protect the interests of applicants by ensuring that the withdrawal procedure is based on a full administrative record that can be reviewed on appeal. To this end, FDA has promulgated regulations (21 C.F.R. § 314.200) setting forth detailed procedures and safeguards that must be followed prior to withdrawal of an application. For example, Rule 314.200(a) requires that:

     - the Secretary notify the applicant of its proposed revocation proceedings by publishing a notice in the Federal Register (21 C.F.R. §314.200(a));

     - the applicant be provided 30 days to avail itself of the opportunity for a hearing by filing a notice of participation and request for a hearing (21 C.F.R. §314.200(c));

     - the person requesting hearing submit evidence justifying the hearing and to rebut FDA’s grounds for withdrawal of an application (21 C.F.R. §314.200(c)(2), (d)).

     FDA will then either grant or deny applicant’s request for a hearing based on the “sufficiency of evidence” presented. If there a genuine and substantial issue of fact exists, or if the Commissioner concludes that a hearing would otherwise be in the public interest, he will grant a hearing. 21 C.F.R. § 314.200(g)(6).

     Furthermore, upon receipt of a request for hearing, FDA’s Director of the Center for Drug Evaluation and Research (“CDER”) will prepare an analysis of the request and a proposed order ruling on the matter. 21 C.F.R. § 314.200(f). The analysis and proposed order, inter alia, is then submitted to the Office of the Commissioner of Food and Drugs for review and decision. Id. When CDER recommends denial of a hearing, no representative of CDER may participate or advise in the review and decision by the Commissioner. Id. This separation of functions between CDER and the Commissioner reflects and important policy consideration that the extraordinary decision to withdraw an approval will not be made by just one person within an agency, ensuring a fair and balanced review of these important rights. Only after such opportunity for notice and hearing and the development of a complete, reviewable administrative record may FDA properly revoke approval of an ANDA.

     There is no dispute that FDA failed to identify a single condition under section 355(e) as a basis for withdrawing final approval of Mylan’s ANDA, nor did it provide Mylan with any of the procedural safeguards identified in 21 C.F.R. § 314.200 in connection with making that decision. FDA’s actions are contrary to law and, unless stayed pending review and set aside, will irreparably harm Mylan and the public.

     C. FDA’s Determination to Withdraw Mylan’s Final Approval Pursuant to the Vermont Court’s Decision Applying the Patent Laws is Contrary to Law

     FDA’s decision to withdraw Mylan’s final approval based on the Vermont Court’s order and 35 U.S.C. § 271(e)(4)(A) is also contrary to law and an abuse of discretion. First, the Vermont Court’s order did not disturb the final approval status of Mylan’s ANDA. Rather, its only effect was to change the effective date of that final approval (by incorporating the express language of 35 U.S.C. § 271(e)(4)(A)) to be not earlier than July 23, 2004, the expiration date of

Alza’s listed patent.7 The Vermont Court’s order said, in pertinent part, that “the effective date of any approval of Mylan’s ANDA product shall be no earlier than the date of expiration of the United States Patent 4,588,580 patent family.” That order did not address, and certainly did not order, a withdrawal of Mylan’s final approval. Moreover, FDA’s interpretation of the Vermont Court’s order is not entitled to deference by this Court. See American Bioscience, Inc. v. Thompson, 269 F.3d 1077, 1085 (D.C. Cir. 2001) (“We, of course, owe no deference to an agency’s reading of judicial orders or decisions.”)

     Second, the broad language used by Congress in 35 U.S.C. § 271(e)(4)(A) supports Mylan’s position that 271(e)(4)(A) does not affect the approval status of its application. The language used in 271(e)(4)(A) refers to “the effective date of any approval of the drug.” (Emphasis added). In the present context, the “approval” to which the statute refers is Mylan’s final approval, but the language is broad enough to change the effective date of “any approval,” final or future. The use of this broad language emphasizes the fact that section 271(e)(4)(A) only changes the effective date of the approval, but does not change the status of the application.

     Third, the assertion in FDA’s Decision Letter that FDA has the authority to convert Mylan’s final approval to a tentative approval under 35 U.S.C. § 271(e)(4)(A) is contrary to the plain language of the statute and to other specific provisions of the FDCA. The available remedies under section 271(e)(4) are specifically enumerated in subsections (A), (B), and (C) of the statute, which state:

     (4) For an act of infringement described in paragraph (2) –

     (A) the court shall order the effective date of any approval of the drug or veterinary biological product involved in the infringement to be a date which is not earlier than the date of the expiration of the patent which has been infringed,

     (B) injunctive relief may be granted against an infringer to prevent the commercial manufacture, use, offer to sell, or sale within the United States or importation into the United States of an approved drug or veterinary biological product, and

     (C) damages or other monetary relief may be awarded against an infringer only if there has been commercial manufacture, use, offer to sell, or sale within the United States or importation into the United States of an approved drug or veterinary biological product.

     The remedies prescribed by subparagraphs (A), (B), and (C) are the only remedies which may be granted by a court for an act of infringement described in paragraph (2), except that a court may award attorney fees under section 285.

35 U.S.C. § 271(e)(4)(emphasis added).

     Not one of these subsections provides any authority to withdraw final approval of an ANDA. Further, section 271(e)(4) expressly states that these three enumerated remedies are the only remedies available under the statute. FDA’s interpretation of the statute would impermissibly rewrite the statute to include the additional remedy of withdrawal of an ANDA approval. Withdrawal of final approval simply is not provided by section 271(e)(4)(A), so FDA cannot rely on that section of the patent code as authority to withdraw Mylan’s final approval of its ANDA.

     Fourth, FDA’s statutory interpretation is clearly improper for the additional reason that it circumvents 21 U.S.C. § 355(e), the statutory section of the FDCA that specifically addresses withdrawing a finally approved ANDA. As stated above, none of the conditions in section 355(e) is met here, and FDA does not suggest that they are.

     FDA’s attempt to circumvent section 21 U.S.C. §355(e) through an “implied” remedy in section 271(e)(4)(A) violates a basic principle of statutory construction. Specifically, a statute dealing with a narrow, precise and specific subject cannot be trumped by a later enacted statute covering a more general spectrum. See Inter-Coastal Xpress, Inc. v. U.S., 296 F.3d 1357 (Fed. Cir. 2002) citing Dalton v. Sherwood Van Lines, 50 F.3d 1014, 1018 (Fed. Cir. 1995). This principle of statutory construction dictates that 21 U.S.C. §355(e), the specific statute dealing with withdrawal of final approvals by FDA, cannot be abrogated by section 35 U.S.C. §271(e)(4), a more general statute addressing remedies available in a patent infringement suit. 21 U.S.C. §355(e) was enacted in 1966 and is specifically directed at FDA’s ability to withdraw a final approval. Section 271(e)(4)(A), a general provision of the Patent Act, was enacted in 1984 as part of the Hatch-Waxman Amendments. Indeed, there is no basis for concluding that Congress intended to abrogate or modify a provision of the FDCA implicitly by enacting a provision in the patent statute.

     FDA’s assertion that “35 U.S.C. § 271(e)(4)(A) speaks more specifically to the circumstances at issue” is wrong and ignores the express language of both section 271(e)(4)(A) and section 355(e). See Gifford Decl. Ex. 2, p. 12, FN 10. To the contrary, as stated above, section 355(e) speaks directly to the circumstances under which a finally approved ANDA may be withdrawn; section 271(e)(4)(A) does not address withdrawing approvals in any way.

     Further, the legislative history of 35 U.S.C. § 271(e)(4)(A) also contradicts FDA’s interpretation. When Congress enacted section 271(e)(4)(A) as part of the Hatch-Waxman Amendments in 1984, it also amended section 21 U.S.C. §355(e) to add an additional basis for withdrawal of a final approval. Congress could easily have amended section 355(e) at that time, had it intended to include a finding of patent infringement after a grant of final approval as an independent basis for withdrawal of the final approval. Notably, it did not. Section 271(e)(4)(A) does not provide that withdrawal of a final approval is a possible remedy under the statute either expressly or implicitly and FDA’s interpretation must be rejected.

     Additionally, FDA’s erroneous interpretation of section 271(e)(4)(A) is not entitled to deference by this Court. See Professional Reactor Operator Soc’y v. Unites States Nuclear Regulatory Comm’n, 939 F.2d 1047 (D.C. Cir. 1991) (deference is inappropriate where an agency is interpreting a statute it is not charged to administer). Moreover, even if FDA had been charged with interpreting section 271(e)(4)(A), under principles of statutory construction enunciated in Chevron U.S.A. v. Natural Res. Def. Council, 467 U.S. 837 (1984), an agency’s interpretation of the statute should only be considered where the “statute is silent or ambiguous with respect to the specific issue . . . .” Id. at 843. The statutory text of section 271(e)(4) plainly identifies the remedies prescribed by subparagraphs (A), (B), and (C). The withdrawal of a final FDA approval is not one of them. In contrast, section 355(e) of the FDCA expressly addresses when and how final approval of an ANDA may be withdrawn and, notably, a finding of patent infringement is not one of them. Accordingly, FDA’s interpretation of 271(e)(4)(A) is entitled to no deference.

     FDA’s withdrawal of the final approval of Mylan’s ANDA is contrary to law and an abuse of discretion. Further, for reasons set forth below, Mylan will be irreparably harmed if this Court does not stay FDA’s improper revocation of that approval.

II. MYLAN WILL SUFFER IRREPARABLE HARM ABSENT AN EMERGENCY STAY FROM THIS COURT

     Irreparable harm is established upon a showing of two elements – an irretrievable monetary loss and resulting damage which cannot be redressed by money. Gulf Oil Corp. v Dep’t of Energy, 514 F. Supp. 1019, 1026 (D.D.C. 1981). Absent an emergency stay of FDA’s improper withdrawal of Mylan’s final approval, which extends Alza’s monopoly and keeps Mylan’s generic fentanyl transdermal product off the market until January 2005, Mylan will suffer such irreparable harm, and thus an emergency stay is warranted.

     To the best of Mylan’s knowledge, Mylan is the only generic drug manufacturer that has submitted an ANDA for a generic fentanyl transdermal system with a paragraph IV certification. See Govil Decl. at ¶ 6. Therefore, Mylan is the only generic drug manufacturer whose ANDA for a generic fentanyl transdermal system would not be subject to a six-month period of pediatric exclusivity.

     If Mylan is allowed to market its generic fentanyl transdermal system on July 24, 2004, as it has a fully vested right to do so, then Mylan will possess the only generic fentanyl transdermal system on the market for a period of six months. Therefore, Mylan obtains a significant head start advantage with respect to other generic fentanyl patches. See Mova Pharma v. Shalala, 955 F. Supp. 128, 130-31 (D.D.C. 1997). Courts have previously acknowledged that “there is a significant economic advantage to receiving first approval and being the first company to enter the market, an advantage that can never be fully recouped through money damages or by ‘playing catch-up.’” Bracco Diagnostics Inc. v. Shalala, 963 F. Supp. 20, 29 (D.D.C. 1997). If FDA’s order is not stayed, and Mylan is not allowed to market its product on July 24, 2004, it will be deprived of this advantage with no remedy at law.

     It is well known in the industry that the first company to offer a generic product on the market obtains the largest market share of that generic product. Govil Decl. at ¶ 7-8. A company which is able to obtain 180 days of market exclusivity for its generic product also has a great advantage over its competitors and usually establishes the largest share of market. Id. The loss of market exclusivity can be devastating to a generic company’s ability successfully to launch a product. In general, if Mylan meets the wholesale prices charged by later-entering manufacturers of generic fentanyl transdermal systems, it is very likely to retain most of the customers it acquires during the period between July 24, 2004 and January 23, 2005. Id. Thus, if allowed to market its product on July 24, 2004, Mylan would enjoy a six-month period in which to establish a loyal customer base, the value of which is immeasurable and impossible to regain by any other means. See Bracco, 963 F. Supp. at 29. The opportunity for exclusive marketing would end on January 23, 2005. Each day of loss of market exclusivity for Mylan constitutes irreparable harm to Mylan.

     A delay of Mylan’s approval beyond July 23, 2004 would cause Mylan to lose revenues every day that it could be manufacturing and selling its fentanyl transdermal patch. Indeed, Mylan had already received final approval from FDA for its fentanyl transdermal system and would have begun selling its commercial patch at midnight on July 24, 2004, but for FDA’s Decision Letter unlawfully withdrawing the finality of and delaying Mylan’s ANDA approval. Mylan’s product produced in FDA mandated validation batches was ready for shipping when it was informed of FDA’S last minute revocation of Mylan final approval. Govil Decl. at ¶ 9.

Moreover, Mylan was prepared to commence commercial manufacture immediately upon patent expiration and to start offering its product for sale immediately upon patent expiration. Id.

     Each day that goes by, Mylan’s transdermal patches, which are a perishable goods, come closer to expiration. Mylan has spent hundreds of thousands of dollars on adhesive that will expire in January, 2005. Id. at ¶ 10. All twelve validation lots of patches manufactured by Mylan have expiration dates on or before January 2006. Id. at ¶ 11. Typically, products with less than 18 months remaining until the expiration date are difficult to sell and these patches will represent a loss of approximately $3.8 million to Mylan if it is not able sell these patches. Id. Mylan currently possesses large quantities of raw fentanyl API (active pharmaceutical ingredient) which requires a significant financial expenditure without the proceeds from product sales. Id. at ¶ 12. Storing such a large quantity of a schedule C-II regulated drug also presents a significant security risk, and Mylan has spent several hundreds of thousands of dollars in security to support production of fentanyl patches during the year 2004. Id.

     Mylan has also made significant investments to hire the additional personnel in preparation for manufacturing its fentanyl transdermal patches beginning in July of 2004. Mylan Technologies has hired 57 additional employees to support production of Mylan’s fentanyl transdermal product. Id. at ¶ 13. If Mylan is prevented from launching its fentanyl patch for an additional six-month period beyond July, 2004, these employees could be laid off. Id. Mylan has also spent approximately $14 million dollars in capital expenditures for the additional facilities, manufacturing equipment and laboratory equipment enhancements to support a fentanyl launch in July of 2004. Id. at ¶ 14.

     Mylan currently possesses the resources, raw materials and capability of manufacturing its product. Those resources now lie fallow. These revenues are a substantial portion of Mylan’s total revenue for the period Mylan is being improperly kept off the market. Mylan will lose substantial revenues if it is prevented from manufacturing and selling its fentanyl transdermal product during the period of July 24, 2004 and January 23, 2005. Id. at ¶ 15.

     All of the foregoing consequences have been recognized by courts in this district as irreparable injury sufficient to justify entry of a preliminary injunction. Express One Int’l, Inc. v. USPS, 814 F. Supp. 87, 91 (D.D.C. 1992) (loss of revenue and effect on capital costs and layoffs weigh in favor of irreparable injury); McGregor Printing Corp. v. Kemp, 1992 U.S. Dist. LEXIS 6717, at *16 (D.D.C. 1992) (irretrievable monetary loss in combination with loss of employment to plaintiff’s employees amounted to irreparable injury); Torpharm v. Shalala, 1997 U.S. Dist. LEXIS 21983 at *13 (D.D.C. 1997) (irretrievable monetary losses that have a serious effect on plaintiff constitute irreparable harm) (citing Gulf Oil, 514 F. Supp. at 1026).

     In addition, unless this Court stays FDA’s determination to revoke Mylan’s final approval, Mylan will suffer the kind of injury that cannot be compensated by monetary damages. Bracco, 963 F. Supp. at 29 (when the injury is “admittedly economic” but there is no adequate compensatory or other relief, the balance tips in favor of injunctive relief); National Medical Care, Inc. v. Shalala, 1995 U.S. Dist. LEXIS 10074, at *7-8 (D.D.C. 1995); Express One Int’l, 814 F. Supp. at 91 (D.D.C. 1992) (nonrecoverable monetary loss sufficient to justify injunctive relief); O’Donnell Constr. Co. v. District of Columbia, 963 F.2d 420, 428-29 (D.C. Cir. 1992) (little hope of obtaining relief at later date found sufficient). Even if it could, Mylan would have no way to recoup its losses from FDA, which has no financial liability for erroneous decisions. See Collagenex v. Thompson, 2003 U.S. Dist. LEXIS 12523 at *33 (D.D.C. 2003).

III. NEITHER ALZA NOR FDA WILL SUFFER SUBSTANTIAL HARM IF THE EMERGENCY STAY IS GRANTED

     Neither FDA nor Alza will be substantially harmed if Mylan’s request for an emergency stay of FDA’s order pending appeal is granted. FDA’S primary mission with respect to the evaluation and approval of applications to market pharmaceutical products is to assure that medicines are safe and effective. FDA has already granted final approval to Mylan’s ANDA product, reflecting its conclusion that Mylan’s fentanyl transdermal patch is safe and effective. Allowing Mylan’s generic fentanyl transdermal patch onto the market would in no way frustrate or impede FDA’S mission to protect the public by ensuring that drugs are safe and effective.

     Alza has already received the benefit of exclusivity granted by the ’580 patent. Alza cannot claim that it will be harmed from the loss of what is in essence a six-month extension to its exclusivity granted by its patent since Alza’s own failure to take the necessary steps to avail itself of the Hatch-Waxman Amendments. It was Alza’s failure to comply with the 45-day provision of 21 U.S.C. 355(j)(5)(B)(iii) which prevented Alza from invoking a 30-month stay of ANDA approval, and, therefore, made pediatric exclusivity inapplicable to Mylan’s ANDA under 21 U.S.C. 355a(c)(2)(B). Alza has no one to blame but itself for the fact that it is not entitled to the additional six-month exclusivity under the plain language of the pediatric exclusivity governing statute.

IV.	THE PUBLIC INTEREST FAVORS GRANT OF AN EMERGENCY STAY IN THIS CASE

     The balance of harms and the public interest weigh heavily in favor of Mylan’s request for an emergency stay. The court in this judicial district has observed that:

     [o]ne of the primary reasons Congress enacted the 1984 Amendments was to increase the availability of generic copies of marketed drug products in order to increase competition and save money for the American consumer.

Mead Johnson Pharm. Group v. Bowen, 655 F. Supp. 53, 56 (D.D.C. 1986), aff’d, 838 F.2d 1332 (D.C. Cir. 1988) (“Any delay in the approval and marketing of generic copies ... appears to run counter to the public interest.”) (emphasis added).

     By allowing Mylan’s transdermal fentanyl product to be sold to the public after expiration of the ’580 patent, competition will be enhanced, prices will be reduced, and supply of competitive products will be increased.

CERTIFICATION

     In accordance with Circuit Rule 18, counsel for Mylan contacted counsel for Respondents by telephone to notify counsel that Mylan would be filing this motion for stay and emergency relief pending appeal. In view of the extensive communications with FDA, both written and oral, regarding withdrawal of Mylan’s approval, and in view of the extremely short time period before July 24, 2004, first filing a motion to stay at FDA would have been impracticable and futile.

CONCLUSION

     For the reasons set forth above, Mylan respectfully submits that its motion for an emergency stay of FDA’s order pending appeal should be granted.

Dated: July 1, 2004		Respectfully submitted,

MYLAN LABORATORIES INC.
MYLAN TECHNOLOGIES INC.
MYLAN PHARMACEUTICALS INC.

	By:	/s/ Joseph A. Hynds
E. Anthony Figg (Bar # 345124)
Joseph A. Hynds (Bar # 440464)
Of Counsel:		ROTHWELL, FIGG, ERNST & MANBECK P.C.
Stuart A. Williams		1425 K Street, N. W., Suite 800
Brian S. Roman		Washington, D.C. 20005
MLAN LABORATORIES INC.		(202) 783 6040
1500 Corporate Drive
Canonsburg, PA 15317
(724) 514 1800

1 In anticipation of a possible challenge to this Court’s jurisdiction by FDA, and because of the importance to Mylan of expedited resolution of this dispute before July 24, 2004, Mylan has also filed a complaint and motion for preliminary injunction in the U.S. District Court for the District of Columbia. That case is pending before Honorable Reggie B. Walton as Civil Action 04-1049. The case in the district court challenges FDA’s actions under the Administrative Procedures Act, including FDA’s withdrawal of Mylan’s ANDA approval, FDA’s adverse determination requiring Mylan to change its patent certification and then applying a post-patent exclusivity to bar the approval of Mylan’s fentanyl ANDA until at least January 23, 2005.

2 FDA’s Approved Drug Product With Therapeutic Equivalence Evaluation publication.

3 Under the Hatch-Waxman Amendments, the submission of an ANDA containing a paragraph IV certification is deemed to be a “highly artificial” act of infringement. See 35 U.S.C. § 271(e)(2). This artificial infringement was statutorily created to allow resolution of disputes over patent rights to be settled in litigation prior to the date of patent expiration and prior to actual manufacturing and commercialization of the generic drug. Eli Lilly & Co. v. Medtronic, Inc., 496 U.S. 661, 678 (1990)

4 Clearly, Congress’ use of the word “shall” was intentional. Specifically, the word “shall” requires FDA to make the approval mandatory. The word “shall,” in effect, constitutes a Congressional directive to FDA that the approval is final. Otherwise, the term “shall” has no legal significance. If Congress wanted the approval to be subject to change or delay, it would have so specified in the statute by using permissive language, just as it did with the paragraphs I, II and III certifications.

5 See Gifford Decl. Ex. 4. Alza received Mylan’s notice letter on December 10, 2001. See Gifford Decl. Ex. 5 (Return Receipt dated December 10, 2001).

6 FDA’s Decision Letter addressed the question of whether Alza is entitled to an additional six months of exclusivity – beyond patent expiration – as a result of its conducting certain FDA-regulated clinical trials in children. The agency concluded that Alza is entitled to pediatric exclusivity. A prerequisite for that conclusion was the Agency’s determination that Mylan’s final approval must be withdrawn and converted to a tentative approval. Pursuant to 21 U.S.C. § 355(h), the withdrawal is the only issue before this Court. FDA’s Decision Letter informed Mylan that when the ’580 patent expires on July 23, 2004, Mylan’s paragraph IV certification will no longer be valid (notwithstanding the continued pendency of Mylan’s appeal of the Vermont Court decision) and will be converted to a paragraph II certification either expressly or by operation of law. Gifford Decl. Ex. 2, p. 12. Further, as a result of the change in Mylan’s certification, e.g. from a paragraph IV certification to a paragraph II certification, FDA informed Mylan that it intends to apply Alza’s pediatric exclusivity to Mylan’s ANDA under 21 U.S.C. § 355a(c)(2)(A)(i). Id. Accordingly, FDA determined that Mylan’s ANDA is not eligible for final approval until after January 23, 2005, six months after the expiration of the ‘580 patent. Id. at 11, 12. FDA did not dispute that, if Mylan’s final approval is not withdrawn, then no change of the patent certification is required and Alza is not entitled to pediatric exclusivity against Mylan.

7 In fact, the district court’s order was directed to Mylan, not FDA — a non-party to the litigation — and simply mandates when Mylan’s approval shall become effective. The district court’s order does not require FDA to do anything to the status of Mylan’s final approval. FDA fails to recognize that the effective date already has been reset by the district court to the date of patent expiration, July 23, 2004, at which time Mylan is entitled to market its generic fentanyl transdermal patch. The legislative history cited in FDA’s Decision Letter (H.R. Rep. No. 98-857, pt. 1, at 46 (1984)) does not support a change in Mylan’s final approval status. To the contrary, this legislative history actually support’s Mylan’s position. It says that if commercial marketing has not begun, the court’s order would change the effective date of the approval. It does not reflect an intention by Congress that FDA needs to reset the effective date of an approval in a case such as this.